Exhibit 10.6

EXECUTION VERSION

STANDBY PURCHASE AGREEMENT

THIS AGREEMENT (the “Agreement”) has been entered into as of December 16, 2011, by and among

ROUSE PROPERTIES, INC., a corporation existing under the laws of Delaware;

(“Rouse”)

- and -

Solely with respect to Sections 9.1, 13.1 and 13.4, GENERAL GROWTH PROPERTIES, INC., a corporation existing under the laws of Delaware;

(“GGP”)

- and -

BROOKFIELD US CORPORATION, a corporation existing under the laws of Delaware;

(the “Standby Purchaser”)

- and -

Solely with respect to Section 6.2(f), BROOKFIELD ASSET MANAGEMENT INC., a corporation existing under the laws of the Ontario;

(the “Brookfield”)

RECITALS:

A.                                   Rouse will, pursuant to the Registration Statement (as defined herein), commence a Rights Offering (as defined herein) to allow holders (as of a certain record date) of shares of its Common Stock, the right to subscribe for and purchase additional shares of Common Stock at a cash subscription price of $15.00 per share (the “Subscription Price”), for an aggregate offering amount of up to $200 million; and

B.                                     the Standby Purchaser has agreed to participate in the Rights Offering by exercising the Rights (as defined herein) relating to the Brookfield Stock (as defined herein), and, in connection with the Rights Offering, proposes to purchase any and all of the shares of Common Stock that are offered but not otherwise purchased under the Rights Offering, on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed as set forth below.

ARTICLE 1
INTERPRETATION

1.1                               Definitions. In this Agreement and in the recitals hereto, unless something in the subject matter is inconsistent therewith:

“Affiliate” shall mean an affiliate (as defined in Rule 12b-2 under the Exchange Act) of the Standby Purchaser; provided that the Standby Purchaser or any of its affiliates exercises investment authority, including, without limitation, with respect to voting and dispositive rights with respect to such affiliate;

“Agreement” shall have the meaning set forth in the Recitals;

“BAM Indemnified Parties” shall have the meaning set forth in Section 11.1;

“Basic Subscription Right” means the entitlement of a holder of Rights to subscribe pursuant to the Rights Offering for shares of Common Stock, at a price equal to the Subscription Price, for each Right held, as such entitlement is further detailed in the Prospectus;

“Beneficial Owner” shall have the meaning set forth in Section 2.2;

“Brookfield” shall have the meaning set forth in the Recitals;

“Brookfield Consortium Member” shall have the meaning ascribed thereto in that certain Amended and Restated Cornerstone Investment Agreement, effective as of March 31, 2010, by and between GGP and REP Investments LLC;

“Brookfield Stock” means the Common Stock owned by Brookfield, its subsidiaries or any Person in which it owns an interest or over which Brookfield or any of its subsidiaries has control or direction;

“Business Day” means any day, other than a Saturday or a Sunday, upon which banks are open for business in both the cities of Toronto and New York;

“Claim” shall have the meaning set forth in Section 11.3;

“Closing Date” means the fifth Business Day following the Expiry Time, or such other date as required by Section 4.2 or as may be agreed by Rouse and the Standby Purchaser, which in no event will be later than the Drop Dead Date;

“Common Stock” shall mean the common stock, par value $0.01 per share, of Rouse, and any successor security;

“Company Properties” shall have the meaning set forth in Section 5.1(p);

“Drop Dead Date” means 5:00 p.m. (New York time) on May 31, 2012;

“Encumbrances” shall have the meaning set forth in Section 5.1(r);

“Environmental Laws” shall have the meaning set forth in Section 5.1(p);

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder;

“Expiry Time” means 5:00 p.m. (New York time) on the date set forth in the Prospectus (unless extended pursuant to Section 4.2), such date and time being the date and time on which the Rights shall expire and become null and void;

“GAAP” means generally accepted accounting principles in the United States;

“GGP” shall have the meaning set forth in the Recitals;

“Governmental Entity” means any (i) international, multinational, national, federal, state, provincial, regional, territorial, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the above;

“Hazardous Materials” shall have the meaning set forth in Section 5.1(p);

“Indemnified Party” shall have the meaning set forth in Section 11.3;

“Indemnifying Party” shall have the meaning set forth in Section 11.3;

“Information Statement” means the information statement included as Exhibit 99.1 to the Form 10 filed by Rouse on August 29, 2011 (as amended and supplemented from time to time);

“Investor Parties” means any Brookfield Consortium Member that beneficially owns shares of Common Stock at any time; provided, however, that none of Rouse or any subsidiary of Rouse shall be deemed to be an Investor Party;

“Laws” means any and all applicable (i) laws, constitutions, treaties, statutes, codes, ordinances, principles of common and civil law and equity, rules, regulations and municipal by-laws whether domestic, foreign or international, (ii) judicial, arbitral, administrative, ministerial, departmental and regulatory judgments, orders, writs, injunctions, decisions, and awards of any Governmental Entity, and (iii) policies, practices and guidelines of any Governmental Entity which, although not actually having the force or law, are considered by such Governmental Entity  as requiring compliance as if having the force of law, and the term “applicable”, with respect to such Laws and in the context that refers to one or more Persons, means such Laws that apply to such Person or Persons or its or their business, undertaking, property or securities at the relevant time and that emanate from a Governmental Entity having jurisdiction over the Person or Persons or its or their business, undertaking, property or securities;

“Material Adverse Change” means any change, development, event or occurrence with respect to Rouse or its subsidiaries or their respective business, condition (financial or otherwise), properties, assets, liabilities (contingent or otherwise), capital, operations, or results of operations, cash flow, income of Rouse and its subsidiaries taken as a whole, that: (A) is, or would reasonably be expected to be, material and adverse to Rouse and its subsidiaries, taken as a whole, but does not include (1) any changes in economic, regulatory or political conditions applicable to the regional shopping mall real estate market in the United States or in a specific geographic area in which Rouse operates, (2) any changes in U.S. or international financial markets generally; (3) any changes in Laws or regulation or in generally accepted accounting principles or in accounting standards, or changes in general legal, regulatory or political conditions; (4) any litigation or claims arising from allegations of breach of fiduciary duty or violation of Laws or otherwise, related to the execution or performance of this Agreement or the transactions contemplated hereby; (5) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement; (6) earthquakes, hurricanes, tornadoes or other natural disasters; (7) in each case in and of itself, any decline in the market price, or change in trading volume, of the capital stock or debt securities of Rouse or any direct or indirect subsidiary thereof, or any failure to meet publicly announced or internal revenue or earnings projections, forecasts, estimates or guidance for any period, whether relating to financial performance or business metrics, including, without limitation, revenues, net operating incomes, cash flows or cash positions, it being further understood that any event, change, development, effect or occurrence giving rise to such decline in the trading price or trading volume of the capital stock or debt securities of Rouse or such failure to meet internal projections or forecasts as described in the preceding clause (7), as the case may be, may be the cause of a Material Adverse Change; or (8) any change, event, occurrence or state of facts that directly arises out of or results from the announcement or pendency of the transactions contemplated by this Agreement; provided, however, that with respect to items (1) and (2), such matters do not primarily relate only to (or have the effect of primarily relating to) Rouse and its subsidiaries taken as a whole, or have a disproportionate effect on Rouse and its subsidiaries, taken as a whole, relative to comparable entities operating in the industry in which Rouse and its subsidiaries, taken as a whole, operate, or (B) does or would reasonably be expected to materially and adversely affect the consummation of the transactions contemplated by this Agreement;

“Misrepresentation” shall have the meaning set forth in Section 3.1(j);

“NYSE” means the New York Stock Exchange;

“Ownership Waiver” shall have the meaning set forth in Section 3.1(p);

“Over Subscription Privilege” means the entitlement of a holder of Rights, who has exercised in full the Basic Subscription Right attaching to its Rights, to subscribe pursuant to the Rights Offering for additional shares of Common Stock (if such are available), as such entitlement is further detailed in the Prospectus;

“Person” means an individual, company or corporation (with or without share capital), partnership, limited partnership, limited liability partnership, limited liability company, association, joint venture, syndicate, trust, estate, custodian, trustee, executor, administrator, nominee or other legal personal representative, or other entity or organization, including a Governmental Entity or political subdivision or an agency or instrumentality thereof;

“Prospectus” means the prospectus or prospectuses (whether preliminary or final) included in the Registration Statement and relating to the Rights and the underlying shares of Common Stock, as amended or supplemented and including all documents incorporated therein by reference;

“Record Date” means the record date for the purpose of the Rights Offering that will be established by Rouse in the Prospectus;

“Registration Rights Agreement” means a registration rights agreement to be entered into by Rouse in favour of the Standby Purchaser and each Beneficial Owner identified to Rouse in writing on or prior to the Closing Date who acquires shares of Common Stock that constitute “restricted securities” under the Securities Laws pursuant to the Rights Offering;

“Registration Statement” shall mean the registration statement of Rouse on Form S-11, including the Prospectus, amendments and supplements thereto, including post-effective amendments, all exhibits and all documents incorporated by reference in the Registration Statement relating to the Rights and the underlying shares of Common Stock pursuant to which the shares of Common Stock underlying the Rights will be registered pursuant to the Securities Act;

“Rights” means the transferable rights to subscribe for shares of Common Stock offered by Rouse pursuant to the Rights Offering, with each holder of a share of Common Stock receiving one right per share of Common Stock held, and each entitling the holder thereof to subscribe for one share of Common Stock at the Subscription Price;

“Rights Offering” means the offering by Rouse of Rights to the holders of shares of Common Stock on the Record Date to purchase in the aggregate a maximum of $200 million of Common Stock at the Subscription Price, on the terms and conditions detailed in the Prospectus;

“Rouse” shall have the meaning set forth in the Recitals;

“Rouse’s knowledge” means the actual knowledge of Michael McNaughton, Rael Diamond and, prior to the completion of the Spin-Off Transaction, Shobi Khan and Marvin Levine, after reasonable inquiry, and such persons shall make such inquiry as is reasonable in the circumstances; provided that following the completion of the Spin-Off Transaction, Michael McNaughton and Rael Diamond shall not be required to make any inquiries to any employee of GGP;

“Rouse Business” shall have the meaning set forth in Section 5.1(m);

“SEC” means the United States Securities and Exchange Commission;

“SEC Reports” shall have the meaning set forth in Section 3.1(k);

“Section 203 Resolution” shall have the meaning set forth in Section 5.1(t);

“Securities” means, collectively, the Rights and the underlying shares of Common Stock issuable upon the exercise of the Rights;

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated by the SEC thereunder;

“Securities Laws” shall mean the United States federal and state securities laws, rules and regulations and published policies thereunder, the rules and policies of the NYSE, and the Sarbanes-Oxley Act;

“Spin-Off Transaction” shall have the meaning set forth in Section 8.2(e);

“Standby Fee” shall have the meaning set forth in Section 2.4;

“Standby Purchaser” shall have the meaning set forth in the Recitals;

“Standby Shares” shall have the meaning set forth in Section 2.1;

“Subscription Price” shall have the meaning set forth in the Recitals; and

“United States” means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

1.2                               Headings, etc.  The division of this Agreement into articles, sections, paragraphs and clauses and the provision of headings are for the convenience of reference only and shall not affect the construction or interpretation of this Agreement.  The terms “this agreement”, “hereof”, “hereunder” and similar expressions refer to this Agreement as a whole and not to any particular article, section, paragraph, clause or other portion hereof and include any agreement or instrument supplemental or ancillary hereto.  Unless something in the subject matter or context is inconsistent therewith, references herein to articles, sections, paragraphs or clauses are to articles, sections, paragraphs or clauses of this Agreement.

1.3                               Plurality and Gender.  Words importing the singular number only shall include the plural and vice versa, words importing the masculine gender shall include the feminine and neuter genders and vice versa and the words importing persons shall include individuals, partnerships, trusts, corporations, governments and governmental authorities and vice versa.

1.4                               Interpretation. The words “include”, “includes” and “including” shall mean “include”, “includes” and “including”, in each case, “without limitation”.

1.5                               Currency.  Unless otherwise specifically stated, all references to dollars and cents in this Agreement are to the lawful currency of the United States.

1.6                               Statutes.  Any reference to a statute, act or Law shall include and shall be deemed to be a reference to such statute, act or Law and to the regulations, instruments and policies made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute, act or Law that may be passed which has the effect of supplementing or superseding such statute, act or Law so referred to.

ARTICLE 2
STANDBY COMMITMENT

2.1                               Standby Commitment.  Subject to and in accordance with the terms and conditions hereof, the Standby Purchaser hereby agrees to purchase from Rouse, and Rouse hereby agrees to sell to the Standby Purchaser, at the Subscription Price and on the Closing Date, all of the shares of Common Stock that were not otherwise subscribed for and purchased in the Rights Offering by holders of Rights prior to the Expiry Time (and for greater certainty, the Standby Purchaser shall purchase shares of Common Stock hereunder only to the extent that such shares of Common Stock were not otherwise subscribed for by a holder of Rights prior to the Expiry Time, including pursuant to a holder’s Over Subscription Privilege) (the “Standby Shares”).  The Standby Purchaser hereby agrees to exercise, prior to the Expiry Time, the Basic Subscription Right relating to the Brookfield Stock in accordance with Section 6.2(c), and the Standby Purchaser may, in its sole discretion, exercise the related Over Subscription Privilege.  The aggregate number of shares of Common Stock to be purchased pursuant to this Section 2.1 shall be equal to: (i) the number of shares of Common Stock authorized to be sold pursuant to the exercise of the Rights, minus (ii) the number of shares of Common Stock subscribed for and purchased in the Rights Offering by holders of Rights (including, for greater certainty and without limitation, pursuant to the Over Subscription Privilege and any shares of Common Stock subscribed for and purchased in the Rights Offering by the Standby Purchaser pursuant to the Basic Subscription Right relating to the Brookfield Stock and the related Over Subscription Privilege).

2.2                               Acknowledgement of Transfer.  Rouse acknowledges that the Standby Purchaser or any of its Affiliates may transfer, in accordance with Section 13.3, any of the Rights relating to the Brookfield Stock to up to ten Persons who beneficially own the Common Stock in respect of which such Rights have been issued (the “Beneficial Owners”).

2.3                               Payment for Standby Shares.  Subject to and in accordance with the terms hereof, on the Closing Date, the Standby Purchaser shall pay, in immediately available funds by wire transfer to an account designated by Rouse, the aggregate Subscription Price that is payable for the Standby Shares.

2.4                               Fee to Standby Purchaser.  As consideration for the provision of the standby commitment hereunder, Rouse shall pay, in immediately available funds by wire transfer to an account designated by the Standby Purchaser, on the Closing Date, fees in an aggregate amount equal to $6,000,000 (the “Standby Fee”).

2.5                               Intention of the Standby Purchaser and Rouse.  The Standby Purchaser and Rouse hereby agree that it is the intent of both parties that the Standby Purchaser, by virtue of acting hereunder, shall not be deemed an “underwriter” within the definition of Section 2(a)(11) of the Securities Act or deemed to be engaged in broker-dealer activity requiring registration under Section 15 of the Exchange Act, and the Standby Purchaser and Rouse shall in the fulfillment of their obligations hereunder act in accordance with this mutual understanding.

ARTICLE 3
COVENANTS OF ROUSE

3.1                               Subject to and in accordance with the terms hereof, Rouse shall:

(a)                                  use reasonable best efforts to prepare and file with the SEC as soon as practicable the Registration Statement, including the Prospectus, and to cause such Registration Statement to be declared effective by the SEC as soon as practical thereafter;

(b)                                 use reasonable best efforts to mail the Prospectus to each holder of shares of Common Stock as soon as practicable following the time when the Registration Statement is declared effective by the SEC;

(c)                                  use reasonable best efforts to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus as may be necessary to comply with the applicable requirements of the Securities Act in order to complete the Rights Offering;

(d)                                 permit the Standby Purchaser and its advisors and representatives to participate in the preparation of the Registration Statement and the Prospectus and any amendments and supplements thereto and shall allow the Standby Purchaser and its advisors and representatives to conduct all due diligence investigations that it reasonably determines to be advisable from time to time, provided that such do not cause undue interference to the ordinary course of conduct of Rouse’s business.  Rouse shall co-operate to the fullest extent possible in arranging such meetings as the Standby Purchaser considers reasonably necessary or desirable to facilitate its due diligence review.  Rouse shall authorize all reasonably necessary parties to grant full disclosure of all information relating to Rouse and any of their respective subsidiaries to the advisors and representatives of the Standby Purchaser.  The Standby Purchaser shall, and shall instruct its advisors and representatives to, maintain the confidentiality of all information that is disclosed to the Standby Purchaser, its advisors and its representatives pursuant to this Agreement and will not disclose such information except to Beneficial Owners or in connection with the transfer of the Rights contemplated in Section 2.2 or Section 13.3, provided that in connection with and as a condition to any such transfer, such Beneficial Owners and such other Persons, as may be applicable, agree in writing with the Standby Purchaser to maintain the confidentiality of all information that is disclosed to them, and provided, further, that the Standby Purchaser agrees to be responsible for any breach by such Persons of the obligation to maintain the confidentiality of such information;

(e)                                  take all action as may be necessary and appropriate so that the Rights Offering and the other transactions contemplated in this Agreement will be effected in accordance with Securities Laws.  Rouse will consult with the Standby Purchaser and its advisors and representatives upon the Standby Purchaser’s reasonable request regarding the manner in which the Rights Offering and the other transactions contemplated herein will comply with Securities Laws, provide to the Standby Purchaser and its advisors copies of any documents that are received from the SEC, the NYSE, or other regulatory authority that relate to the Rights Offering and provide to the Standby Purchaser and its advisors copies of any documents that are to be submitted by it to the SEC, the NYSE, or other regulatory authority for the purpose of the Rights Offering (including, for greater certainty, the Registration Statement, the Prospectus, any amendment or supplement thereto, any agreement or instrument required to be filed and such reports, opinions and other agreements or instruments that may be reasonably requested by the Standby Purchaser) prior to being so submitted and give the Standby Purchaser and its advisors a reasonable opportunity to comment on same;

(f)                                    use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the Registration Statement, or the lifting of any suspension of the qualification or exemption from qualification of any Securities for sale in any jurisdiction in the United States;

(g)                                 use reasonable best efforts to cause the Securities to be listed on NYSE;

(h)                                 provide a transfer agent and registrar for the Securities issuable under the Rights Offering not later than the effective date of the Registration Statement;

(i)                                     promptly notify the Standby Purchaser: (1) when the Registration Statement, any pre-effective amendment, the Prospectus or any prospectus supplement or any post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective; (2) of any request by the SEC for amendments or supplements to the Registration Statement or the Prospectus or for any additional information regarding the Standby Purchaser; (3) of the notification to Rouse by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement; and (4) of the receipt by Rouse of any notification with respect to the suspension of the qualification of any Securities for sale under the applicable securities or blue sky laws of any jurisdiction; and keep the Standby Purchaser’s counsel reasonably apprised as to the intention and progress of Rouse with respect to the Registration Statement;

(j)                                     ensure that the Registration Statement (including any amendments thereto) shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein not misleading (a “Misrepresentation”), and Rouse shall use reasonable best efforts to ensure that no Prospectus (including any supplements thereto) shall contain a Misrepresentation, except for a Misrepresentation made in reliance on and in conformity with written information furnished to the Rouse by the Standby Purchaser specifically for use therein;

(k)                                  file or furnish, as applicable, on a timely basis, all forms, statements, schedules, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act (the “SEC Reports”) at any time up to and including the Closing Date.  Rouse shall allow the Standby Purchaser to review, and comment on, each SEC Report prior to such SEC Report being filed or furnished, as applicable;

(l)                                     use reasonable best efforts to obtain all necessary consents, approvals or exemptions for the creation, offering and issuance of the Securities and the entering into and performance by Rouse of this Agreement and the transactions contemplated herein (including, for greater certainty, the issuance of the Rights and the underlying shares of Common Stock issuable upon the exercise of the Rights);

(m)                               enter into the Registration Rights Agreement on or prior to the Closing Date in substantially the form attached hereto as Exhibit B;

(n)                                 cause its transfer agent to deliver to the Standby Purchaser, as soon as is practicable following the Expiry Time, but in no event later than two Business Days following the Expiry Time, details concerning the total number of shares of Common Stock duly subscribed and paid for by holders of Rights under the Rights Offering, including those shares of Common Stock subscribed and paid for pursuant to the Over Subscription Privilege;

(o)                                 not, prior to the Expiry Time, enter into any oral or written agreement, contract or understanding providing for the sale of shares of Common Stock that are not otherwise subscribed for and taken up under the Rights Offering by holders of Rights;

(p)                                 take all appropriate and necessary action to ensure that the ownership restrictions contained in Rouse’s amended and restated certificate of incorporation shall be waived in respect of the ownership of Common Stock by Brookfield and its Affiliates, on or before the completion of the Spin-Off Transaction (the “Ownership Waiver”), provided, insofar as the waiver relates to Brookfield or its Affiliates, as the case may be, who owns (or would, following a transfer) interests in excess of the Ownership Limit (as defined in Rouse’s amended and restated certificate of incorporation), that Rouse has been provided with a certificate containing the representations and covenants set forth on Exhibit C hereto (or to the extent necessitated by the organizational structure of the party providing such certificate, a certificate substantially similar to such Exhibit C) from Brookfield or such Affiliate; and

(q)                                 acknowledge and agree that the Standby Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby and thereby. Rouse further acknowledges that the Standby Purchaser is not acting as a financial advisor or fiduciary of Rouse (or in any similar capacity) with respect to this Agreement and the transactions contemplated thereby and any advice given by the Standby Purchaser or any of its respective representatives or agents in connection with this Agreement and the transactions contemplated thereby is merely incidental to the Standby Purchaser’s purchase of the Common Stock in the Rights Offering. Rouse further represents to the Standby Purchaser that Rouse’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by Rouse and its representatives.

ARTICLE 4
CHANGES

4.1                               Material Change during Distribution.  During the period from the date of this Agreement to the Closing Date, Rouse shall promptly notify the Standby Purchaser in writing of the full particulars of:

(a)                                  any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of Rouse and its subsidiaries taken as a whole;

(b)                                 the occurrence of any event as a result of which a Prospectus included in the Registration Statement contains a Misrepresentation;

(c)                                  the occurrence, or failure to occur, of any event or state of facts which occurrence or failure would, or would be likely to cause any of the representations or warranties of Rouse contained herein to be untrue or inaccurate in any material respect or would result in the failure to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Rouse, in each case, in any material respect, contained herein; and

(d)                                 the initiation of any claim, litigation, investigation or proceeding, including without limitation by or before any Governmental Entity, in relation to the Spin-Off Transaction, the Rights Offering or the Securities.

At the request of the Standby Purchaser, Rouse shall use reasonable best efforts to prepare, as soon as practical, a supplement or amendment to such Prospectus so that, as thereafter delivered to any prospective purchasers of such Securities, such Prospectus shall not contain any such Misrepresentations. However, Rouse will not file any supplement or amendment to such Prospectus without first allowing the Standby Purchaser to review, and comment on, such Prospectus.

Rouse shall in good faith discuss with the Standby Purchaser any fact, event or change in circumstances (actual, anticipated, contemplated or threatened, financial or otherwise) which is of such a nature that there is reasonable doubt as to whether written notice to the Standby Purchaser need be given under this paragraph.

4.2                               Change in Closing Date.  If a material change occurs prior to the Closing Date, then, provided that none of the rights to terminate this Agreement pursuant to Article 10 hereof has otherwise been exercised, the Expiry Date shall be extended as needed, provided that the Standby Purchaser, acting reasonably, consents to such extension, and the Closing Date shall be, unless Rouse and the Standby Purchaser otherwise agree in writing, the sixth Business Day following the date on which all applicable filings or other requirements of Securities Laws with respect to such material change have been complied with and any appropriate notice of such filings from Rouse or Rouse’s counsel have been received by the Standby Purchaser, provided however, that in no event shall the Closing Date be later than the Drop Dead Date.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF ROUSE

5.1                               Representations.  Rouse represents and warrants to the Standby Purchaser that:

(a)                                  Rouse is a corporation duly organized, validly existing and in good standing under laws of the State of Delaware and has all requisite corporate power to conduct its business as a foreign corporation as currently conducted and is and as of the Closing Date will be duly qualified to transact business and is in good standing in each jurisdiction in which the material conduct of its business or its ownership or leasing of material property requires such qualification.

(b)                                 Immediately following the Closing Date, the authorized capital stock of Rouse shall consist of 500.0 million shares of Common Stock and 1.0 million shares of Class B Common Stock.  Based on the number of GGP shares and operating partnership units outstanding as of December 15, 2011 on an as converted basis (947.6 million), immediately following the Spin-Off Transaction there will be approximately 35.6 million shares of Common Stock and 0.36 million shares of Class B Common Stock outstanding.  Rouse expects to issue an additional 13.3 million shares of Common Stock in connection with the Rights Offering.  Based on the number of GGP shares and operating partnership units outstanding as of December 15, 2011 on an as converted basis (947.6 million) and the additional 13.3 million shares of Common Stock that Rouse expects to issue in connection with the Rights Offering and Standby Commitment, excluding any issuances of common stock to Rouse management, employees or board members,  Rouse expects that as of the Closing Date there will be approximately 48.9 million shares of Common Stock and 0.36 million shares of Class B Common Stock outstanding. Except as disclosed in the Prospectus and except as contemplated under the Rights Offering, no Person other than the Standby Purchaser has any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase from Rouse of any shares of Common Stock or other securities of Rouse.

(c)                                  All issued and outstanding shares of Common Stock have been duly authorized and validly issued, and are fully paid and non-assessable. When delivered to the respective purchasers and paid for by the respective purchasers in accordance with the terms and conditions of the Rights Offering and/or the terms and conditions of this Agreement, the Securities will be validly issued, fully paid and non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests and other restrictions, except for restrictions on resale or transfer imposed under Securities Laws or by the SEC or the NYSE.

(d)                                 The execution, delivery and performance by Rouse of this Agreement:

(i)                                     has been duly authorized by all necessary corporate action on its part;

(ii)                                  does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) violate its certificate of incorporation or by-laws or result in a breach of, a violation of, or constitute a default under, or conflict with, any provision of any indenture, mortgage, agreement, contract or other instrument to which Rouse or any of its subsidiaries is a party or by which Rouse or any of its subsidiaries or any of their respective properties or assets is bound that would, individually or in the aggregate, result in a Material Adverse Change or have a material adverse effect on the Rights Offering, the other transactions contemplated herein or on the respective businesses of Rouse and its subsidiaries; and

(iii)                               will not result in the violation of any Law, excluding for this purpose any breaches or violations of or conflicts with Laws that would not, individually or in the aggregate, result in a Material Adverse Change or have a material adverse effect on the Rights Offering, the other transactions contemplated herein or on the respective businesses of Rouse and its subsidiaries.

(e)                                  This Agreement has been duly executed and delivered by Rouse and constitutes a legal, valid and binding obligation of Rouse, enforceable against it in accordance with its terms, subject only to (i) any limitation under Laws relating to bankruptcy, insolvency, arrangements or other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(f)                                    No consent, approval, order or authorization of, or declaration, filing or notification with any Governmental Entity or any third party is required by or with respect to Rouse or any of its Affiliates in connection with the execution and delivery of this Agreement or the consummation of the transactions by Rouse contemplated hereby, other than the consents, approvals, or authorizations that may be required by Securities Laws.

(g)                                 There are no legal or governmental proceedings pending, or, to Rouse’s knowledge, threatened to which Rouse or any of its subsidiaries is a party and which, if determined adversely, would have a material adverse effect on Rouse and its subsidiaries, on a consolidated basis, or on the power or ability of Rouse to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(h)                                 Except as set forth herein, there are no oral or written agreements, contacts or understandings with any Person providing for the sale by Rouse of shares of Common Stock that are not otherwise subscribed for and taken up under the Rights Offering by holders of Rights.

(i)                                     The financial statements of Rouse included in the Information Statement and the Registration Statement comply or will comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, are or will be prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved, and present or will present fairly in all material respects, the consolidated financial position of Rouse as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended.

(j)                                     Except for (A) those liabilities that are reflected or reserved for in the financial statements of Rouse included in the Information Statement or as otherwise disclosed in the Information Statement and (B) liabilities incurred since the completion of the Spin-Off Transaction in the ordinary course of business, Rouse and its subsidiaries do not have, and since the Distribution Date, Rouse and its subsidiaries will not have incurred, any material liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent or otherwise and whether or not required to be reflected in Rouse’s financial statements in accordance with GAAP. Except as described in the Information Statement, neither Rouse nor any of its subsidiaries is a guarantor or otherwise is liable for any liability (including indebtedness) of any other Person.

(k)                                  Rouse will, as of the Closing Date, not be in violation of any of the rules and policies of the NYSE, including the applicable listing requirements of the NYSE, in any material respect.

(l)                                     At the time of its filing with the SEC, the NYSE or otherwise and as at the Closing Date, the Information Statement, the Registration Statement, the Prospectus and any amendment or supplement thereto complied or will comply with the requirements of Securities Laws in all material respects; and at the time of its filing, the time of filing of any amendment or supplement thereto, and as at the Closing Date, the Information Statement, the Registration Statement, Prospectus, and any amendment or supplement thereto does not or will not contain a Misrepresentation; provided that the foregoing will not apply to any information or statements contained in the Registration Statement, Prospectus or any amendment or supplement thereto, relating solely to the Standby Purchaser that the Standby Purchaser has specifically provided to Rouse in writing for inclusion in such document.

(m)                               Since September 30, 2011 to the date of this Agreement, no Material Adverse Change has occurred.  For purposes of this representation, the term “Material Adverse Change” shall be read to include any change, development, event or occurrence with respect to the business currently conducted by GGP which, following the completion of the Spin-Off Transaction, will be conducted by Rouse, as described in the Information Statement (the “Rouse Business”).

(n)                                 Rouse and its subsidiaries (a) are and will, immediately following the completion of the Spin-Off Transaction be, in compliance with all Laws, statutes, ordinances, rules, regulations, orders, judgments and decrees of any court or governmental agency or body having jurisdiction over Rouse or any of its subsidiaries or any of their respective properties, and (b) have not received written notice of any alleged material violation of any of the foregoing and are not aware of GGP having received such written notice except, in the case of  each of clauses (a) and (b) above, for any such failure to comply, default or violation that would not, individually or in the aggregate, be reasonably expected to result in a Material Adverse Change. Following the completion of the Spin-Off Transaction, each of Rouse and its subsidiaries will hold all material licenses, franchises, permits, certificates of occupancy, consents, registrations, certificates and other governmental and regulatory permits, authorizations and approvals required for the operation of the business described in the Information Statement, as currently conducted by GGP and for the ownership, lease or operation of its material assets except, in each case, where the failure to possess or make the same would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(o)                                 Upon completion of the Spin-Off Transaction, Rouse will maintain a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) that is reasonably designed to ensure that information required to be disclosed by Rouse in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that information relating to Rouse is accumulated and communicated to Rouse’s management as appropriate to allow timely decisions regarding required disclosure.

(p)                                 Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (i) each of Rouse and its subsidiaries are and will, immediately following the completion of the Spin-Off Transaction be, in compliance with and each of the properties listed in the Information Statement (the “Company Properties”) are and have been maintained in compliance with, any and all applicable federal, state, local and foreign Laws relating to the protection of the environment (collectively, “Environmental Laws”), which compliance includes obtaining, maintaining and complying with all permits, licenses or other approvals required under Environmental Laws to conduct operations as presently conducted, and no action is pending or, to Rouse’s knowledge, threatened that seeks to repeal, modify, amend, revoke, limit, deny renewal of, or otherwise appeal or challenge any such permits, licenses or other approvals, (ii) none of Rouse or its subsidiaries, and to Rouse’s knowledge GGP, have received any written notice of, and none of the Company Properties have been the subject of any written notice received by Rouse or any of its subsidiaries, or to Rouse’s knowledge, received by GGP, of, any actual or potential liability under or violation of Environmental Law, (iii) none of Rouse and its subsidiaries are a party to or the subject of any pending, or, to Rouse’s knowledge, threatened, legal proceeding alleging any liability, responsibility, or violation under any Environmental Laws with respect to their past or present facilities or their respective operations, (iv) none of Rouse and its subsidiaries have released petroleum products or byproducts, radioactive materials, asbestos-containing materials, radon, lead-containing materials, polychlorinated biphenyls, mold, and hazardous building materials (collectively, “Hazardous Materials”) on any real property in a manner that would reasonably be expected to result in an environmental claim or liability against Rouse or any of its subsidiaries or Affiliates, and (v) none of the Company Properties is the subject of any pending, or, to Rouse’s knowledge, threatened, legal proceeding alleging any liability, responsibility, or violation under any Environmental Laws.

(q)                                 On or before the completion of the Spin-Off Transaction, Rouse will have obtained for itself and its subsidiaries insurance policies in those amounts and covering those risks, as in its judgment, are reasonable for the business and assets of Rouse and its subsidiaries.

(r)                                    Upon completion of the Spin-Off Transaction, Rouse or its subsidiaries will have title in fee simple to, or a valid leasehold interest in, all Company Properties (except for those lessor estates in real property which, in the aggregate, are not material in value to Rouse or its subsidiaries taken as a whole), in each case free and clear of all liens, encumbrances and defects (collectively, “Encumbrances”) except (i) Encumbrances which have been reflected generally or in the aggregate in the financial statements of Rouse included in the Information Statement, (ii) Encumbrances that result from any statutory or other liens for taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which a sufficient and appropriate reserve has been set aside for the full payment thereof; provided that such reserve is either disclosed in the financial statements of Rouse included in the Information Statement or is otherwise disclosed to the Standby Purchaser in writing, (iii) any contracts or other occupancy agreements with third parties for the occupation or use of portions of such property by such third parties in the ordinary course of the business of Rouse or its subsidiaries, (iv) Encumbrances imposed or promulgated by law or any governmental regulatory authority, including zoning, entitlement and other land use and environmental regulations, (v) Encumbrances disclosed on existing title policies and current title insurance commitments or surveys, (vi) Encumbrances on the landlord’s fee interest at any such property where Rouse or its subsidiary is the tenant under any ground lease, (vii) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar liens incurred in the ordinary course of business which (A) are being challenged in good faith by appropriate proceedings and for which a sufficient and appropriate reserve has been set aside for the full payment thereof, or (B) have been otherwise fully bonded and discharged of record or for which a sufficient and appropriate reserve has been set aside for the full payment thereof or would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, provided in the case of (A) and (B) that such reserve is either disclosed in the financial statements of Rouse included in the Information Statement or is otherwise disclosed to the Standby Purchaser in writing, (viii) Encumbrances caused fully or substantially by the third party members or partners in any joint venture, without the knowledge or consent of Rouse or any of its subsidiaries, or (ix) Encumbrances which (A) if all covenants and conditions thereof are observed or performed, will not materially interfere with the use made or proposed to be made of such property by Rouse and its subsidiaries or (B) are reasonable and customary with regard to the normal operation of land and improvements held for commercial purposes by first class owners and operators of commercial real estate, and, in the case of clause (viii), would not in the aggregate, be material to Rouse and its subsidiaries, taken as a whole.

(s)                                  All of the assets reflected in the financial statements of Rouse included in the Information Statement have been or will be, immediately prior to the completion of the Spin-Off Transaction, conveyed by GGP to Rouse.

(t)                                    The board of directors of Rouse has taken all action necessary or appropriate under Section 203 of the Delaware General Corporation Law to approve the acquisition by Brookfield and its controlled Affiliates of Common Stock pursuant to the Spin-Off Transaction, the Rights Offering and this Agreement so that such Section 203 shall not apply to such transactions (the “Section 203 Resolution”).

ARTICLE 6
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE STANDBY PURCHASER

6.1                               Representations.  The Standby Purchaser represents and warrants to Rouse that:

(a)                                  It is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and that it has all the requisite corporate power to enter into and perform its obligations under this Agreement.

(b)                                 The execution, delivery and performance by the Standby Purchaser of this Agreement:

(i)                                     has been duly authorized by all necessary corporate action on its part;

(ii)                                  does not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition) result in a breach or a violation of, or conflict with, any of the terms or provisions of which it is a party or pursuant to which any of its assets or property may be affected that would, individually or in the aggregate, have a material adverse effect on the ability of the Standby Purchaser to perform its obligations hereunder; and

(iii)                               will not result in the violation of any Law, excluding for this purpose any breaches or violations of, or conflicts with, Laws that would not individually or in the aggregate have a material adverse effect on the ability of the Standby Purchaser to perform its obligations hereunder.

(c)                                  This Agreement has been duly executed and delivered by the Standby Purchaser and constitutes a legal, valid and binding obligation of the Standby Purchaser, enforceable against it in accordance with its terms, subject only to (i) any limitation under Laws relating to bankruptcy, insolvency, arrangement or other Laws of general application affecting the enforcement of creditors’ rights, and (ii) the discretion that a court may exercise in the granting of equitable remedies such as specific performance and injunction.

(d)                                 No consent, approval, order or authorization of, or declaration, filing or notification with, any Governmental Entity is required by or with respect to the Standby Purchaser in connection with the execution and delivery of this Agreement or the consummation of the transactions by the Standby Purchaser contemplated hereby, other than:

(i)                                     consents, approvals, or authorizations that may be required by Securities Laws; and

(ii)                                  consents, approvals, authorizations, filings or notifications that may be required by the SEC,

except where the failure to obtain such consents, approvals, orders or authorizations of, or make such declarations, filings or notifications with, any Governmental Entity, individually or in the aggregate, would not have a material adverse effect on the Rights Offering or the other transactions contemplated herein.

(e)                                  The Standby Purchaser will have on the Closing Date (regardless of the number of Rights that are exercised by the holders of Rights prior to the Expiry Time) the financial ability and sufficient funds to make and complete the payment for all of the Standby Shares that it has committed to acquire hereunder and the availability of such funds will not be subject to the consent, approval or authorization of any Person(s).

(f)                                    The Standby Purchaser has received or has had full access to all the information it considers necessary or appropriate for deciding whether to purchase the shares of Common Stock and has had an opportunity to ask questions and receive answers regarding the terms and conditions of the shares of Common Stock. The Standby Purchaser has consulted with Standby Purchaser’s legal counsel, financial advisor and tax advisor regarding aspects of the transaction it deems necessary, including the risks thereof.

(g)                                 The Standby Purchaser understands that the Standby Shares have not been registered under the Securities Act by reason of a specific exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Standby Purchaser’s representations as expressed herein or otherwise made pursuant hereto.

(h)                                 Except as provided in Section 2.2 and Section 13.3 hereof, the Standby Purchaser is acquiring the Standby Shares for investment purposes for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws; provided, however, that in making such representation, the Standby Purchaser does not agree to hold the Standby Shares purchased pursuant to Section 2.1 for any minimum or specified term and reserves the right to sell, transfer or otherwise dispose of the Standby Shares purchased pursuant to Section 2.1 at any time in compliance with U.S. federal and state securities laws applicable to such sale, transfer or disposition.

(i)                                     The Standby Purchaser understands and acknowledges that, upon the original issuance thereof and until such time as the same is no longer required under any applicable requirements of the Securities Act or applicable state securities laws, Rouse and its transfer agent shall make such notation in the stock book and transfer records of Rouse as may be necessary to record that the Standby Shares have not been registered under the Securities Act and that the Standby Shares may not be resold without registration under the Securities Act or pursuant to an exemption from the registration requirements thereof.

6.2                               Covenants.  Subject to and in accordance with the terms hereof, the Standby Purchaser undertakes and agrees with and in favour of Rouse that:

(a)                                  It will reasonably co-operate with Rouse in obtaining such consents and approvals as are required in order to permit the Standby Purchaser to acquire all of the shares of Common Stock that shall be acquired by it pursuant to the Rights Offering and this Agreement.

(b)                                 It will reasonably co-operate with Rouse in the preparation and filing of the Registration Statement, the Prospectus and any amendment or supplement thereto to the extent information is required from the Standby Purchaser or is otherwise contemplated hereunder.

(c)                                  Provided Rouse has complied in all material respects with the provisions of this Agreement required to be complied with on or prior to the Expiry Date, the Standby Purchaser will exercise the Basic Subscription Right relating to the Brookfield Stock in full.

(d)                                 It will use reasonable best efforts to ensure that it does not furnish to Rouse any written information, that is to be specifically used in the Registration Statement (including any amendments thereto), that contains a Misrepresentation.

(e)                                  In connection with the Rights Offering, the Standby Purchaser will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in any stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Standby Shares (purchased pursuant to Section 2.1) in violation of Regulation M under the Exchange Act.

(f)                                    Neither Brookfield nor the Standby Purchaser shall, and Brookfield and the Standby Purchaser shall not permit any of the Investor Parties to, in connection with a merger, combination, sale of all or substantially all of the assets or other similar business combination transaction involving Rouse, convert, exchange, sell, transfer or convey any shares of Common Stock that are owned, directly or indirectly, by them on terms, including with respect to the amount and form of consideration, that are more favorable than those available to the remaining holders of Common Stock.

ARTICLE 7
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

7.1          The representations and warranties contained in this Agreement will survive the execution and delivery of this Agreement and will continue in full force and effect for a period of two years following the Closing Date and the covenants shall survive in accordance with their specific terms.

ARTICLE 8
CLOSING AND CONDITIONS

8.1          Closing.  The closing of the sale by Rouse and the purchase by the Standby Purchaser of the Standby Shares to be purchased by the Standby Purchaser hereunder shall be completed at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, at 2:00 p.m. on the Closing Date or at such other time and/or on such other date and/or at such other place as Rouse and the Standby Purchaser may agree upon in writing.  On such date, and upon payment being made by the Standby Purchaser in accordance with Section 2.3, delivery of the number of shares of Common Stock to be purchased by the Standby Purchaser hereunder shall be made to one or more accounts as directed by the Standby Purchaser, by Rouse in book-entry form.

8.2          Mutual Conditions.  The respective obligations of each of Rouse and the Standby Purchaser to complete the sale by Rouse and the purchase by the Standby Purchaser of the Standby Shares are subject to the following conditions being satisfied in full:

(a)           There shall not be any claims, litigation, investigations or proceedings, including appeals and applications for review, in progress, or to the knowledge of Rouse or the Standby Purchaser, pending or threatened, including, without limitation by or before any Governmental Entity, in relation to the Rights Offering or the Securities, any of which suspends or ceases trading in the Rights or shares of Common Stock or operates to prevent or restrict the lawful distribution of the Securities (which suspension, cessation, prevention or restriction, as the case may be, is continuing).

(b)           There shall not be any order issued by a Governmental Entity pursuant to Laws, nor shall there be any change of Law, in either case which suspends or ceases trading in the Securities or operates to prevent or restrict the lawful distribution of the Securities (which suspension, cessation, prevention or restriction, as the case may be, is continuing).

(c)           No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose shall have been initiated or threatened by the SEC; and any request of the SEC for inclusion of additional information in the Registration Statement or otherwise shall have been complied with.

(d)           The Securities shall be listed on the NYSE.

(e)           The spin-off transaction, as described in the Information Statement, on substantially the terms and conditions detailed therein (the “Spin-Off Transaction”) shall have been completed.

8.3          Conditions in Favour of Standby Purchaser.  The obligation of the Standby Purchaser to complete the purchase of the Standby Shares is subject to the following conditions being satisfied in full, which conditions are for the exclusive benefit of the Standby Purchaser, any of which may be waived, in whole or in part, by the Standby Purchaser, in its sole and absolute discretion:

(a)           All requisite filings with any Governmental Entity will have occurred on or prior to the Closing Date, so as to validly authorize the execution and filing of the Registration Statement, the Prospectus, and any amendment or supplement thereto and to create and issue the Securities, in each case having the attributes contemplated by the Registration Statement, and Rouse shall have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other Governmental Entities required in connection with the Rights Offering, the other transactions contemplated herein and the purchase of Standby Shares by the Standby Purchaser as contemplated by this Agreement.

(b)           Rouse shall have mailed the Prospectus to each holder of shares of Common Stock prior to the 30th day following the completion of the Spin-Off Transaction.

(c)           The Rights Offering shall have been conducted on the terms (including the Subscription Price) and conditions set forth in the Registration Statement provided to the Standby Purchaser on the date hereof, unless the Standby Purchaser in its sole and absolute discretion has provided written consent to any material change in such terms and conditions or waived such terms and conditions to the extent permitted thereby.

(d)           No Material Adverse Change shall have occurred since the date hereof.

(e)           As of the Closing Date, trading in the shares of Common Stock shall not have been suspended by the SEC or the NYSE or trading in securities generally on the NYSE shall not have been suspended or limited or minimum prices shall not have been established on the NYSE.

(f)            Rouse shall have performed or complied with, in all material respects, each of its covenants contained in this Agreement and each of its representations and warranties shall be true and correct in all material respects and the Standby Purchaser shall have received at Closing a certificate or certificates dated the Closing Date and signed on behalf of Rouse by the Chief Executive Officer and the Chief Financial Officer of Rouse or such other officers of Rouse acceptable to the Standby Purchaser, acting reasonably, in form and content satisfactory to the Standby Purchaser, acting reasonably, addressed to the Standby Purchaser certifying for and on behalf of Rouse after having made due enquiry and after having carefully examined the Prospectus, including all documents incorporated by reference that:

(i)            none of the management or the board of directors of Rouse or any of its subsidiaries has approved any transaction out of the ordinary course of business other than as disclosed in the Registration Statement or any amendment or supplement thereto;

(ii)           to the knowledge of such officers, no order, ruling or determination having the effect of suspending the sale or ceasing the trading of the Securities or prohibiting the sale of the Securities or any securities of Rouse is contemplated or threatened under Securities Laws or by any Governmental Entity;

(iii)          Rouse has duly performed and complied with, in all material respects, all terms, conditions and covenants of this Agreement on its part to be performed and complied with or to be satisfied by it up until Closing; and

(iv)          the representations and warranties of Rouse contained in this Agreement are true and correct, in all material respects, as of the Closing Date with the same force and effect as if made at and as of the Closing Date.

8.4          Conditions in Favour of Rouse.  The obligation of Rouse to sell the Standby Shares to the Standby Purchaser is subject to the following conditions being satisfied in full which conditions are for the exclusive benefit of Rouse, any of which may be waived, in whole or in part, by Rouse, in its sole and absolute discretion:

(a)           The Standby Purchaser shall have performed or complied with, in all material respects, each of its covenants contained in this Agreement and each of its representations and warranties shall be true and correct and Rouse shall have received at Closing a certificate or certificates dated the Closing Date and signed on behalf of the Standby Purchaser by such officers of the Standby Purchaser acceptable to Rouse, acting reasonably, addressed to Rouse certifying for and on behalf of the Standby Purchaser after having made due enquiry that:

(i)            the Standby Purchaser has duly performed and complied with the terms, conditions and covenants of this Agreement on its part to be performed and complied with up until Closing; and

(ii)           the representations and warranties of the Standby Purchaser contained in this Agreement are true and correct as of the Closing Date with the same force and effect as if made at and as of the Closing Date.

8.5          Further Assurances.  Each of Rouse and the Standby Purchaser agrees that it will use commercially reasonable efforts to cause the conditions set forth in this Article 8 to be satisfied to the extent that such conditions relate to acts to be performed or caused to be performed by such party.

ARTICLE 9
CONFIDENTIALITY AND PUBLIC ANNOUNCEMENT

9.1          Public Announcement.  None of GGP, Rouse or the Standby Purchaser shall make any public announcement regarding this Agreement or the transactions contemplated by this Agreement without first obtaining approval from the Standby Purchaser or GGP or Rouse, as applicable, which approval will not be unreasonably withheld or delayed.

ARTICLE 10
TERMINATION OR WAIVER

10.1        Mutual Termination.  This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of Rouse and the Standby Purchaser; provided that GGP has consented to the termination, acting reasonably; and provided, further, that GGP will not be considered to be acting reasonably if it withholds consent in a circumstance where the termination of this Agreement does not result in a Material Adverse Change.

10.2        Termination by Rouse.  Rouse may terminate and cancel its obligations under this Agreement, without any liability on its part, if:

(a)           the Standby Purchaser is in default of its obligations hereunder in any material respect and fails to remedy such material breach on or before the date that is 15 days following the date upon which Rouse has provided written notice of such breach; or

(b)           any of the conditions set out in Sections 8.2 or 8.4 are not satisfied on or before the Closing Date; provided that in the case of the conditions set out in Section 8.2, Rouse has used its best efforts to comply with (or cause to be complied with) such conditions.

10.3        Termination by the Standby Purchaser.  The Standby Purchaser may terminate and cancel its obligations under this Agreement, without any liability on its part, if:

(a)           GGP or Rouse is in default of its obligations hereunder in any material respect and fails to remedy such material breach on or before the date that is 15 days following the date upon which the Standby Purchaser has provided written notice of such breach;

(b)           any of the conditions set out in Sections 8.2 or 8.3 are not satisfied on or before the Closing Date, provided that in the case of the conditions set out in Section 8.2, the Standby Purchaser has used its best efforts to comply with (or cause to be complied with) such conditions; or

(c)           the Rights Offering is otherwise terminated or cancelled or the closing (as contemplated by Article 8) has not occurred on or before the Drop Dead Date; provided, however, that the right to terminate this Agreement under this Section 10.3(c) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or prior to such date.

10.4        Consequences of Termination.  Notwithstanding any other provision hereof, should Rouse or the Standby Purchaser validly terminate this Agreement pursuant to, and in accordance with, this Article 10, the obligations of both Rouse and the Standby Purchaser under this Agreement shall terminate and there shall be no further liability on the part of the Standby Purchaser to Rouse or on the part of Rouse to the Standby Purchaser hereunder except (i) for any breach of this Agreement which occurred on or prior to the termination, (ii) for any liability of any party that exists at such time or that may arise thereafter pursuant to Article 11 or Section 13.1 hereof or (iii) that nothing contained herein shall release any party thereto from liability for any willful breach of this Agreement.

ARTICLE 11
INDEMNIFICATION

11.1        Rouse covenants and agrees to protect, indemnify and hold harmless the Standby Purchaser and each of its Affiliates and its and their respective directors, officers, shareholders, partners, employees and agents (collectively, the “BAM Indemnified Parties”) from and against any and all direct and indirect losses, claims, damages, liabilities, costs or expenses which any of them may be subject to or suffer or incur:

(a)           by reason of or in any way arising, directly or indirectly, out of any Misrepresentation or alleged Misrepresentation in the Registration Statement, the Prospectus or any amendment or supplement thereto (other than a Misrepresentation in the Registration Statement, the Prospectus or any amendment or supplement thereto, attributable to information provided by or on behalf of the BAM Indemnified Parties in respect of themselves); and/or

(b)           by reason of or in any way, directly or indirectly, out of any order made or any inquiry, investigation or proceeding instituted, threatened or announced by any

Governmental Entity or by any other Person, based upon any Misrepresentation or alleged Misrepresentation in the Registration Statement, the Prospectus or any amendment or supplement thereto (other than a Misrepresentation in the Registration Statement, the Prospectus or any amendment or supplement thereto, attributable to information provided by or on behalf of the BAM Indemnified Parties in respect of themselves); and/or

(c)           the non-compliance or alleged non-compliance by Rouse with any requirement of Securities Laws or any other Laws in connection with the Rights Offering; and/or

(d)           by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of Rouse contained herein or in any certificate delivered hereunder; and/or

(e)           by reason of the fact that the Standby Purchaser is a party to this Agreement or in any way arising, directly or indirectly, from the Rights Offering or the consummation of the standby commitment contemplated herein; provided, however that the loss, claim, damage, liability, cost or expense arises from a Claim brought or instituted by a third party or a Governmental Entity.

11.2        The Standby Purchaser covenants and agrees to protect, indemnify and hold harmless Rouse and each of its directors, officers, employees and agents from and against any and all losses, claims, damages, liabilities, costs or expenses caused or incurred by reason of, or in any way arising, directly or indirectly, out of (i) any breach or default of or under any representation, warranty, covenant or agreement of the Standby Purchaser contained herein, or (ii) any information relating solely to the Standby Purchaser that the Standby Purchaser provided to Rouse, or that results primarily from any action taken by the Standby Purchaser that is contrary to Laws.

11.3        In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal) (each a “Claim”), is brought or instituted against any of the Persons in respect of which indemnification is or might reasonably be considered to be provided for herein, such Person (an “Indemnified Party”) shall promptly notify the Person from whom indemnification is being sought (being either Rouse under Section 11.1 or the Standby Purchaser under Section 11.2, as the case may be (the “Indemnifying Party”)) and the Indemnifying Party shall promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such Claim, and the Indemnifying Party shall pay all of the reasonable fees and disbursements of such counsel relating to such Claim.

11.4        In any such Claim, the Indemnified Party shall have the right to retain other counsel to act on such Person’s behalf, provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party unless:

(a)           the Indemnifying Party and the Indemnified Party shall have mutually agreed, which agreement shall not be unreasonably withheld, conditioned or delayed, to the retention of such other counsel; or

(b)           the named parties to any such Claim (including any added, third or impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defenses);

provided, however, the Indemnifying Party shall not, in connection with any such Claim in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm for all persons or corporations in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm shall be designated in writing by the Indemnified Party (on behalf of itself and its directors, officers, employees and agents).

11.5        The Indemnifying Party shall not settle any third party Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless (a) the settlement includes a complete release of the Indemnified Party with respect to the Claim and (b) the third party Claim does not seek an injunction or other equitable relief or relief for damages other than money damages against the Indemnified Party that the Indemnified Party reasonably determines, after conferring with outside counsel, cannot be separated from any related Claim for money damages.

11.6        If the indemnification provided for in Article 11 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any losses, claims, damages or liabilities referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by Law contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the act or omission that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations.  If the indemnification obligation that is held to be unavailable to an Indemnified Party relates to a Claim brought under Section 11.1(a) or Section 11.1(b), the relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the Misrepresentation or alleged Misrepresentation relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

11.7        The obligations of Rouse and the Standby Purchaser under this Article 11 shall survive completion of any transactions described herein and the termination of this Agreement.

11.8        To the extent any indemnification by an Indemnifying Party is prohibited or limited by Law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Article 11 to the fullest extent permitted by Law; provided, however, that no person guilty of fraudulent misrepresentation shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE 12
NOTICE

12.1        Notice.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when personally delivered or sent by electronic transmission as set forth below, or to such other address, email address or person as may be designated by notice.

(a)           In the case of Rouse:

Rouse Properties, Inc.

1114 Avenue of the Americas, Suite 2800
New York, NY
10110

Attention: Michael McNaughton
Email: Michael.McNaughton@ggp.com

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY
10153

Attention: Matthew D. Bloch
Email: Matthew.Bloch@weil.com

(b)           In the case of GGP:

General Growh Properties, Inc.

110 N. Wacker Drive
Chicago, IL
60606

Attention: Stacie Herron
Email: Stacie.Herron@ggp.com

With a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY
10153

Attention: Matthew D. Bloch
Email: Matthew.Bloch@weil.com

(c)           In the case of the Standby Purchaser or Brookfield:

Brookfield Asset Management Inc.

Brookfield Place

181 Bay Street

Suite 300

Toronto, Ontario

M5J 2T3

Attention: Jeffrey Haar
Email: Jeffrey.Haar@brookfield.com

With a copy to:

Torys LLP

79 Wellington Street West

Suite 3000

Toronto, Ontario

M5K 1N2

Attention: Karrin Powys-Lybbe
Email:  KPowys-Lybbe@torys.com

12.2        Receipt of Notice.  Notice shall be deemed to be given on the day of actual delivery or the day of electronic transmission, as the case may be, or if not a Business Day, on the next Business Day.

ARTICLE 13
MISCELLANEOUS

13.1        Expenses.  Rouse shall reimburse the Standby Purchaser for all reasonable and documented out-of-pocket third-party expenses incurred by the Standby Purchaser in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated by this Agreement, including all reasonable and documented fees and disbursements of legal counsel to the Standby Purchaser, up to a maximum aggregate amount of $100,000.  In the event the Spin-Off Transaction is not completed, such expenses shall be borne by GGP.

13.2        Further Assurances.  The parties hereto agree to do all such things and take all such actions as may be necessary or desirable to give full force and effect to the matters contemplated by this Agreement.

13.3        Assignment.  This Agreement may not be assigned by any party, by operation of Law or otherwise, without the prior written consent of the other parties, provided, however, that this Agreement and the rights and obligations of the Standby Purchaser hereunder, including the Basic Subscription Right relating to the Brookfield Stock and the purchase of the Standby Shares, may be assigned, transferred or otherwise granted by the Standby Purchaser in whole or in part, subject to applicable Laws, to one or more Persons without the consent of GGP or Rouse; provided, however, that in no event shall such Persons be assigned the rights and obligations of the Standby Purchaser under Sections 2.4, 3.1(d), 3.1(e), 3.1(i) 3.1(k), 3.1(n), 4.1, Article 10 and Section 13.1 (it being understood that references to the Standby Purchaser in the foregoing sections shall refer only to Brookfield US Corporation) and provided further that any assignment, transfer or grant pursuant to this Section 13.3 shall not release the Standby Purchaser from its obligations under this Agreement.

13.4        GGP Limited Guarantee.

(a)           GGP, as indirect parent of Rouse, unconditionally guarantees to and covenants with the Standby Purchaser that it will cause Rouse to duly perform and observe each and every covenant and agreement in this Agreement on the part of Rouse to be performed and observed prior to the completion of the Spin-Off Transaction, including, for greater certainty, the performance of the indemnification obligations set forth in Article 11, but only to the extent that a Claim is based upon an act or omission occurring or having occurred prior to the completion of the Spin-Off Transaction and, in any event, excluding any Claims arising under Section 11.1(e). Insofar as GGP’s guarantee of Rouse’s obligations under Article 11 relate to representations and warranties of Rouse contained in Section 5.1, GGP’s guarantee of such indemnification obligations shall only be applicable if and to the extent any such representation or warranty relates to the accuracy of the information contained in such representation and warranty as of the date of this Agreement and the completion of the Spin-Off Transaction and not any subsequent date.

(b)           If any default is made by Rouse in the performance or observance of any of the covenants or agreements which pursuant to this Agreement are to be performed or observed by Rouse prior to the completion of the Spin-Off Transaction, GGP will itself perform or cause to be performed such covenant or agreement as promptly as reasonably practicable upon notice from the Standby Purchaser to GGP specifying in summary form the default.  If Rouse defaults in its obligations as provided above, and if GGP fails to cure such default, then the Standby Purchaser may in its discretion proceed in the enforcement of the rights given hereby by any remedy provided by law whether by legal proceedings or otherwise to enforce the performance by GGP of its obligations under this Agreement.

(c)           Without limiting the generality of the foregoing provisions, the Standby Purchaser may proceed to enforce such rights, or from time to time any thereof, prior to, contemporaneously with or after any enforcement against Rouse, or without any enforcement against Rouse.

(d)           Notwithstanding anything to the contrary contained in this Section 13.4, in no event shall GGP have any obligations under this Agreement, (1) for any actions required to be taken or required to be taken by Rouse following completion of the Spin-Off Transaction, other than the obligations contained in Section 13.4(a), including the performance of indemnification obligations set forth in  Article 11, but only to the extent that a Claim is based upon an act or omission occurring or having occurred prior to the completion of the Spin-Off Transaction or (2) from and after the date that is 18 months after the Closing Date.

13.5        Governing Law.  This Agreement shall be governed by, interpreted and enforced in accordance with, the internal Laws of the State of New York, without regard to any conflict of laws principles. Each party hereby unconditionally and irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City.

13.6        Severability.  If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.  The parties hereto agree to negotiate in good faith a substitute provision which shall be as close as possible to the intention of any invalid or unenforceable provision as may be valid or enforceable.  The invalidity or unenforceability of any provision in any particular jurisdiction shall not affect its validity or enforceability in any other jurisdiction where it is valid or enforceable.

13.7        Enurement.  This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

13.8        Waiver.  Failure by any party to insist in any one or more instances upon the strict performance of any one of the covenants or rights contained in this Agreement shall not be construed as a waiver or relinquishment of such covenant or right. No waiver by any party hereto of any such covenant or right shall be deemed to have been made unless expressed in writing and signed by the waiving party.

13.9        Amendments.  No term or provision hereof may be amended, discharged or terminated except by an instrument in writing signed by the party against which the enforcement of the amendment, discharge or termination is sought.  Notwithstanding anything to the contrary contained in this Agreement, whenever the consent of the Standby Purchaser is required hereunder, only the consent of Brookfield US Corporation shall be required.

13.10      Counterparts and Facsimile.  This Agreement may be executed in several counterparts and by facsimile, each of which when so executed shall be deemed to be an original and such counterparts and facsimiles together shall constitute one and the same instrument and notwithstanding their date of execution they shall be deemed to be dated as of the date hereof.

13.11      Time.  Time shall be of the essence of this Agreement.

13.12      Entire Agreement.  This Agreement and any other agreements and other documents referred to herein and delivered in connection herewith, constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed and delivered by their authorized officers as of the date first written above.

ROUSE PROPERTIES, INC.

By: /s/ Michael McNaughton
Name: Michael McNaughton
Title: Chief Operating Officer

Solely with respect to Sections 9.1, 13.1 and 13.4, GENERAL GROWTH PROPERTIES, INC.

By: /s/ Shobi Khan
Name: Shobi Khan
Title: Chief Operating Officer

BROOKFIELD US CORPORATION

By: /s/ Brett Fox
Name: Brett Fox
Title: General Counsel

Solely with respect to Section 6.2(f), BROOKFIELD ASSET MANAGEMENT INC.

By: /s/ Jeffrey Haar
Name: Jeffrey Haar
Title: SVP Legal & Corporate Secretary